LETTER OF INTENT

Re: Acquisition of the common stock of Pro Glass Technologies,Inc. by Ragen, Inc.


          Ragen, Inc., a Nevada corporation with offices at 3838 Camino Del Rio North, San Diego, California 92108 hereinafter referred to as "RAGN", and Pro Glass Technologies, Inc., an Alberta, Canada corporation with offices at #8 3927 Edmonton Trail N.E., Calgary, Canada T2R6T1, hereinafter referred to as "Pro Glass," are parties ("Parties") to this Letter of Intent, and hereby agree to the acquisition by RAGN the shareholders of Pro Glass as generally described in Exhibit A.

          It is intended that the parties shall describe and execute all necessary documents and will cooperate with each other to the fullest extent possible toward the objective of consummating the acquisition by RAGN on the earliest possible date per the attached schedule.

          It is understood by the Parties to this Letter of Intent that RAGN is a Nevada corporation whose shares are publicly held. The acquisition would cause a change in control ("Change of Ownership Control") of RAGN and must be approved by the shareholders of a majority of the issued and outstanding shares of RAGN at a meeting called pursuant to the laws of the State of Nevada and in compliance with Federal Securities Exchange Regulations.

          RAGN's management hereby commits to refer to the acquisition plan herein outlined to the RAGN shareholders with a recommendation for approval. Material matters relating to the Acquisition are as follows:

1.            Name of RAGN

          A. The Acquisition (Agreement) and plan of reorganization (Plan of Reorganization) will provide for a change of RAGNs corporate name upon consummation of the business combination. To: Pro Glass Technologies, Inc.

2.       Management of RAGN

          A. The business combination will provide for the resignation of the current officers and directors of RAGN and the election as of the acquisition date, of a new board of directors consisting of not less than three (3) nor more than seven (7) nominees of Pro Glass.

B.       Pro Glass will provide names, addresses and bios of nominees.


3.       Information of Common Stock

          A.  On  the  date  of  Acquisition,   RAGN  will  have  fifty  million
     (3,000,000) common shares of $.001 par value common stock authorized and 1,470,600 shares issued. (see Item 1 above)

          B. RAGN will propose to its shareholders of currently issued stock that upon consummation of this business combination, the issued and outstanding shares will be:

          1. 3,328,000 common shares held by the shareholders of RAGN.

          2. 16,300,000 common shares to be issued to the shareholders of Pro Glass.

          3. 1,237,060 shares issued for the finders, investment banking, merger and acquisition fees.

          Those  shares  issued to #2 and #3 will bear an  investment  legend in
     accordance   with  U.  S.   Securities   Exchange   Commission   rules  and
     restrictions.

          There will be 20,865,060 shares issued and outstanding immediately following the completion of the business combination.

4.       Registration on Public Trading of Common Shares

          A. The Parties acknowledge and agree that 3,328,000 shares will be publicly tradable securities within 120 days of closing.

5.       Verification of Good Standing and Other Representation

          A. RAGN will submit a Certificate of Good Standing from the State of Nevada.

          B. Pro Glass will submit a Certificate of Good Standing from the State of Alberta, Canada.

          C. RAGN will represent to Pro Glass and Pro Glass will represent to RAGN that neither party or any of its principal officers or directors present or to be proposed is subject of any sanctions imposed by any federal or state securities agency except as may otherwise be disclosed in writing and become a part of a disclosure to the RAGN shareholders as a part of the Agreement.

          D. RAGN and Pro Glass will represent in writing to each other that each party is not currently involved in or threatened by litigation of which it is aware, or if such does occur, that such will be disclosed.

          E. RAGN will provide the parties a current audited financial statement through 12/31/95. Pro Glass will provide a current audited financial statement  through  9/30/99  and an  unaudited  ten  month  July  31,  1999 statement.

                  RAGN - less than 5,000 net worth
                  Pro Glass  - not less than 1,000,000 net worth

          Net worths may vary plus or minus 10% on an audited basis. Shares will be adjusted accordingly.

          F. Both parties to this Letter of Intent agree to cooperate with each other in providing documentation as the other request for use in preparation of their respective statements and the post-consolidation statement.

          G. The Parties shall each comply with the laws, rules and regulations of every appropriate jurisdiction as they apply without regard to the proposed Acquisition, including, without limitation, everything incident thereto.

          H. Pro Glass shall warrant, as a condition precedent to any final agreement, that they have or shall have received shareholder approval to the business agreement contemplated hereunder, and that a controlling majority of the Pro Glass shareholders have approved the transaction by way of proxies duly executed and delivered, a copy of which blank proxy is attached hereto as Schedule C.

6.       Responsibility and Cost

         A.       RAGN agrees to pay its own legal and accounting fees.

         B.       Pro Glass agrees to pay its own legal and accounting fees.

          C. No discussions will be held by any officer or director of RAGN or Pro Glass with any member of the news media, and no press release or other publicity about the Company or its constituents will be permitted without the approval of either or all parties.

7.       Final Agreement

          This Letter of Intent is not the final agreement ("Acquisition Agreement") between the Parties but does represent the terms and conditions which the Parties understand will be incorporated into such an Agreement. The Acquisition Agreement shall also contain all customary and usual warranties and indemnities.

          No commitment by either party to this Letter of Intent will be binding in the event of a material discrepancy between the actual operation of financial condition and its represented condition as disclosed in the course of the execution of the Agreement and Plan of Reorganization.

          WHEREAS, the foregoing Letter of Intent represents the present understanding of the Parties, each shall so designate by the signature of their authorized representatives on the date and place provided herein.

Dated this  28  day of September, 1999.


Ragen, Inc.                                         Pro Glass Technologies, Inc.




President                                                     President